Exhibit 99.1

FENNEC PHARMACEUTICALS ANNOUNCES SECOND CLOSING OF $20 MILLION INVESTMENT

FROM PETRICHOR

~Under the Terms of the Previously Announced Investment Agreement, $5 Million Already Funded Upon Initial Closing, Which Occurred on August 19, 2022, and $20 Million to be Funded Upon FDA Approval of PEDMARK® Which Occurred on September 20, 2022 ~

~ Fennec Has the Potential to Access an Additional $20 Million Prior to December 31, 2023 ~

Research Triangle Park, NC, September 26, 2022 – Fennec Pharmaceuticals Inc. (NASDAQ:FENC; TSX: FRX), a specialty pharmaceutical company, today announced that it has completed the second closing of $20 million of senior secured promissory notes under our previously announced investment agreement with Petrichor Healthcare Capital Management. Under the terms of the original investment agreement, the second closing of $20 million was to be funded upon the U.S. Food and Drug Administration (FDA) approval of PEDMARK® (sodium thiosulfate injection) by September 30, 2022 and satisfaction of other closing conditions. On September 20, 2022, the FDA approved the Company’s New Drug Application (NDA) for PEDMARK to reduce the risk of ototoxicity associated with cisplatin in pediatric patients one month of age and older with localized, non-metastatic solid tumors. Further, Fennec upon mutual agreement with Petrichor, may draw up to $20 million of additional financing under the investment agreement.

Further information concerning the investment agreement will be set forth in the Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on or about September 26, 2022. The offer and sale of the notes and the shares of common stock issuable upon conversion of the notes, if any, have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction, and the notes and such shares may not be offered or sold absent registration with the SEC, or an applicable exemption from registration requirements, or in a transaction not subject to, such registration requirements. Fennec is relying upon the exemption set forth in Section 602.1 of the TSX Company Manual, which provides that the TSX will not apply its standards to certain transactions involving eligible interlisted issuers on a recognized exchange, such as Nasdaq.

No regulatory authority has either approved or disapproved the contents of this press release. This press release is neither an offer to sell nor a solicitation of an offer to buy the notes or the shares of common stock issuable upon conversion of the notes, if any, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Cisplatin-Induced Ototoxicity

Cisplatin and other platinum compounds are essential chemotherapeutic agents for the treatment of many pediatric malignancies. Unfortunately, platinum-based therapies can cause ototoxicity, or hearing loss, which is permanent, irreversible, and particularly harmful to the survivors of pediatric cancer.i

The incidence of ototoxicity depends upon the dose and duration of chemotherapy, and many of these children require lifelong hearing aids or cochlear implants, which can be helpful for some, but do not reverse the hearing loss and can be costly over time.ii Infants and young children that are affected by ototoxicity at critical stages of development lack speech and language development and literacy, and older children and adolescents often lack social-emotional development and educational achievement.iii

About PEDMARK® (sodium thiosulfate injection)

PEDMARK® is the first and only U.S. Food and Drug Administration (FDA) approved therapy indicated to reduce the risk of ototoxicity associated with cisplatin treatment in pediatric patients with localized, non-metastatic, solid tumors. It is a unique formulation of sodium thiosulfate in single-dose, ready-to-use vials for intravenous use in pediatric patients.iv PEDMARK® is also the only therapeutic agent with proven efficacy and safety data with an established dosing paradigm, across two open-label, randomized Phase 3 clinical studies, the Clinical Oncology Group (COG) Protocol ACCL0431 and SIOPEL 6.

In the U.S. and Europe, it is estimated that, annually, more than 10,000 children may receive platinum-based chemotherapy. The incidence of ototoxicity depends upon the dose and duration of chemotherapy, and many of these children require lifelong hearing aids. There is currently no established preventive agent for this hearing loss and only expensive, technically difficult, and sub-optimal cochlear (inner ear) implants have been shown to provide some benefit. Infants and young children that suffer ototoxicity at critical stages of development lack speech language development and literacy, and older children and adolescents lack social-emotional development and educational achievement.

Indications and Usage

PEDMARK® (sodium thiosulfate injection) is indicated to reduce the risk of ototoxicity associated with cisplatin in pediatric patients 1 month of age and older with localized, non-metastatic solid tumors.

Limitations of Use

The safety and efficacy of PEDMARK have not been established when administered following cisplatin infusions longer than 6 hours. PEDMARK may not reduce the risk of ototoxicity when administered following longer cisplatin infusions, because irreversible ototoxicity may have already occurred.

Important Safety Information

PEDMARK is contraindicated in patients with history of a severe hypersensitivity to sodium thiosulfate or any of its components.

Hypersensitivity reactions occurred in 8% to 13% of patients in clinical trials. Monitor patients for hypersensitivity reactions. Immediately discontinue PEDMARK and institute appropriate care if a hypersensitivity reaction occurs. Administer antihistamines or glucocorticoids (if appropriate) before each subsequent administration of PEDMARK. PEDMARK may contain sodium sulfite; patients with sulfite sensitivity may have hypersensitivity reactions, including anaphylactic symptoms and life-threatening or severe asthma episodes. Sulfite sensitivity is seen more frequently in people with asthma.

PEDMARK is not indicated for use in pediatric patients less than 1 month of age due to the increased risk of hypernatremia or in pediatric patients with metastatic cancers.

Hypernatremia occurred in 12% to 26% of patients in clinical trials, including a single Grade 3 case.  Hypokalemia occurred in 15% to 27% of patients in clinical trials, with Grade 3 or 4 occurring in 9% to 27% of patients. Monitor serum sodium and potassium levels at baseline and as clinically indicated. Withhold PEDMARK in patients with baseline serum sodium greater than 145 mmol/L.

Monitor for signs and symptoms of hypernatremia and hypokalemia more closely if the glomerular filtration rate (GFR) falls below 60 mL/min/1.73m2.

Administer antiemetics prior to each PEDMARK administration. Provide additional antiemetics and supportive care as appropriate.

The most common adverse reactions (≥25% with difference between arms of >5% compared to cisplatin alone) in SIOPEL6 were vomiting, nausea, decreased hemoglobin, and hypernatremia. The most common adverse reaction (≥25% with difference between arms of >5% compared to cisplatin alone) in COG ACCL0431 was hypokalemia.

Please see full Prescribing Information for PEDMARK® at: www.PEDMARK.com

About Fennec Pharmaceuticals

Fennec Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the development and commercialization of PEDMARK® for the prevention of platinum-induced ototoxicity in pediatric patients. Further, PEDMARK received FDA approval in September 2022 and has received Orphan Drug Designation in the U.S. Fennec has a license agreement with Oregon Health and Science University (OHSU) for exclusive worldwide license rights to intellectual property directed to sodium thiosulfate and its use for chemoprotection, including the prevention of ototoxicity induced by platinum chemotherapy, in humans. For more information, please visit www.fennecpharma.com.

Forward Looking Statements

Except for historical information described in this press release, all other statements are forward-looking. Words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “may,” “will,” or the negative of those terms, and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include statements about our business strategy, timeline and other goals, plans and prospects, including our commercialization plans respecting PEDMARK®, the market opportunity for and market impact of PEDMARK®, its potential impact on patients and anticipated benefits associated with its use , and potential access to further funding after the date of this release. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including the risks and uncertainties that regulatory and guideline developments may change, scientific data and/or manufacturing capabilities may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, unforeseen global instability, including political instability, or instability from an outbreak of pandemic or contagious disease, such as the novel coronavirus (COVID-19), or surrounding the duration and severity of an outbreak, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, our ability to obtain necessary capital when needed on acceptable terms or at all, the Company may not meet its future capital requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2021. Fennec disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

PEDMARK® and Fennec® are registered trademarks of Fennec Pharmaceuticals Inc.

©2022 Fennec Pharmaceuticals Inc. All rights reserved.

For further information, please contact:

Investors:
Robert Andrade
Chief Financial Officer
Fennec Pharmaceuticals Inc.
+1 919-246-5299

Corporate and Media:
Lindsay Rocco

Elixir Health Public Relations
+1 862-596-1304
lrocco@elixirhealthpr.com

i Rybak L. Mechanisms of Cisplatin Ototoxicity and Progress in Otoprotection. Current Opinion in Otolaryngology & Head and Neck Surgery. 2007, Vol. 15: 364 - 369

ii Landier W. Ototoxicity and Cancer Therapy. Cancer. June 2016 Vol. 122, No.11: 1647-1658.

iii Bass JK, Knight KR, Yock TI, et al. Evaluation and Management of Hearing Loss in Survivors of Childhood and Adolescent Cancers: A Report from the Children's Oncology Group. Pediatric Blood & Cancer. 2016 Jul;63(7):1152-1162.

iv PEDMARK® Prescribing Information. 11 Description.